Exhibit 99.1

ResMed Inc. Announces Results for the Third Quarter of Fiscal Year 2016

Revenue increased 7% to $453.9 million; up 9% on a constant currency basis

GAAP diluted earnings per share of $0.63; non-GAAP diluted earnings per share of $0.68

Operating cash flow of $122.1 million in the third quarter

San Diego, April 26, 2016 – ResMed Inc. (NYSE: RMD) today announced results for its quarter ended March 31, 2016. Revenue for the quarter was $453.9 million, a 7 percent increase compared with the quarter ended March 31, 2015; this is a 9 percent increase on a constant currency basis.

“We have seen sustained success with the execution of our healthcare informatics strategy driving seven consecutive quarters of device growth, since the Q1 2015 launch of our Air Solutions platform. This quarter our team delivered strong double-digit growth in the Americas region, with solid global constant currency growth of 9%. Customers have responded to the value proposition of our Air Solutions platform, including the efficiencies it brings to their businesses and its ability to help them drive even better patient outcomes through connected care,” said Mick Farrell, ResMed’s chief executive officer.

“We continue to build on our offerings across our strategy for both products and informatics solutions. This quarter we announced the close of the Inova transaction, which allows us to expand our respiratory care offerings to include portable oxygen concentrators. With the acquisition of Brightree in April, we have established ourselves as the outright leader for cloud-based end-to-end solutions in HME, home health, and hospice channels.”

Farrell continued, “This expansion into new products and informatics solutions allows ResMed to continue its global leadership as a tech-driven medical device company. We are liberating healthcare data and unlocking value by providing actionable connected care solutions for patients, physicians, providers, and payers.”

Analysis of third quarter results

In the third quarter of fiscal year 2016, revenue in the Americas was $282.2 million, a 12 percent increase over the prior year’s quarter. Revenue in combined EMEA and APAC was $171.7 million, flat compared with the quarter ended March 31, 2015; this is a 3 percent increase on a constant currency basis.

Gross margin in the third quarter was 57.3 percent; this is lower than the prior year’s quarter, mainly due to changes in product mix, average selling prices and geographic mix.

Income from operations for the quarter was $104.3 million, a 1 percent decrease compared with the quarter ended March 31, 2015. Non-GAAP income from operations for the quarter was $112.4 million, a 4 percent increase compared with the quarter ended March 31, 2015.

Selling, general and administrative expenses were $119.4 million for the third quarter of fiscal year 2016, a 3 percent increase over the quarter ended March 31, 2015; this is a 5 percent increase on a constant currency basis. SG&A expenses improved to 26.3 percent of revenue in the quarter, compared with 27.5 percent in the quarter ended March 31, 2015.

Research and development expenses were $28.1 million for the third quarter of fiscal year 2016, or 6.2 percent of revenue. R&D expenses increased by 4 percent compared with the quarter ended March 31, 2015; this is an 11 percent increase on a constant currency basis.

Amortization of acquired intangible assets was $4.6 million during the quarter. Stock-based compensation costs incurred during the quarter of $10.9 million consisted of expenses associated with employee equity grants, and the company’s employee stock purchase plan.

Net income for the quarter was $88.5 million, a 3 percent decrease compared with the quarter ended March 31, 2015. Non-GAAP net income for the quarter ended March 31, 2016 was $95.4 million, a 3 percent increase compared with the quarter ended March 31, 2015 (non-GAAP measures exclude amortization of acquired intangibles and $3.6 million in acquisition expenses associated with our acquisitions of Inova and Brightree).

GAAP diluted earnings per share for the quarter were $0.63, a 2 percent decrease compared with the quarter ended March 31, 2015. Non-GAAP diluted earnings per share for the quarter were $0.68, a 5 percent increase compared with the quarter ended March 31, 2015.

Cash flow from operations for the quarter was $122.1 million, an increase from the $90.9 million reported in the quarter ended March 31, 2015 and net income in the current quarter of $88.5 million.

Share repurchase program

As previously announced, the company has temporarily suspended its share repurchase program due to recent acquisitions. The company did not repurchase any shares during the third quarter, however the company may, at any time, elect to reinitiate the share repurchase program.

Dividend program

The ResMed board of directors today declared a quarterly dividend of $0.30 per share. The dividend will have a record date of May 19, 2016, payable on June 16, 2016. The dividend will be paid in U.S. currency to holders of ResMed’s common stock trading on the New York Stock Exchange. Holders of Chess Depositary Instruments trading on the Australian Securities Exchange will receive an equivalent amount in Australian currency, based on the exchange rate on the record date, and reflecting the 10:1 ratio between CDIs and NYSE shares. The ex-dividend date will be May 17, 2016 for common stock holders and for CDI holders. ResMed has received a waiver from the ASX’s settlement operating rules, which will allow ResMed to defer processing conversions between its common stock and CDI registers from May 18, 2016 through May 19, 2016 inclusive.

Webcast details

ResMed will discuss its financial and business results and outlook on its webcast at 1:30 p.m. U.S. Pacific Standard Time today. The live webcast of the call can be accessed on ResMed’s Investor Relations website at investors.resmed.com. Please go to this section of the website and click on the icon for the “Q3 2016 earnings webcast” to register and listen to the live webcast. The online archive of the broadcast will be available on ResMed’s website after the live call. In addition, a telephone replay of the conference call will be available approximately two hours after the call by dialing 855-859-2056 (U.S.) and +1 404-537-3406 (international) and entering a passcode of 72407549. The telephone replay will be available until May 9, 2016.

About ResMed

ResMed (NYSE:RMD) changes lives with award-winning medical devices and cutting-edge cloud-based software applications that better diagnose, treat and manage sleep apnea, chronic obstructive pulmonary disease (COPD) and other chronic diseases. ResMed is a global leader in connected care, with more than 1 million patients remotely monitored every day. Our 5,000-strong team is committed to creating the world’s best tech-driven medical device company – improving quality of life, reducing the impact of chronic disease, and saving healthcare costs in more than 100 countries.

ResMed.com | Facebook | Twitter | LinkedIn

Safe harbor statement

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements—including statements regarding ResMed’s projections of future revenue or earnings, expenses, new product development, new product launches and new markets for its products and the integration of acquisitions—are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Additional risks and uncertainties are discussed in ResMed’s periodic reports on file with the U.S. Securities & Exchange Commission. ResMed does not undertake to update its forward-looking statements.

Investors:

Agnes Lee

Senior Director, Investor Relations

(858) 836-5971

investorrelations@resmed.com

News Media:

Alison Graves

Director, Global Corporate Communications

(858) 836-6789

news@resmed.com

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
Net revenue	$453,879	$422,497	$1,320,066	$1,225,848
Cost of sales	193,999	171,066	557,460	473,882
SERVE-HF accrual release(1)	—	—	(2,402)	—

Gross profit	259,880	251,431	765,008	751,966

Operating expenses:
Selling, general and administrative	119,351	116,336	348,664	349,377
Research and development	28,109	27,024	84,271	86,342
Restructuring expenses(1)	—	—	6,914	—
Acquisition expenses(1)	3,550	—	3,550	—
Amortization of acquired intangible assets(1)	4,558	2,203	11,294	6,558

Total operating expenses	155,568	145,563	454,693	442,277

Income from operations(1)	104,312	105,868	310,315	309,689

Other income (expenses), net:
Interest income (expense), net	2,131	4,761	8,028	15,765
Other, net	2,553	3,729	3,791	6,346

Total other income (expenses), net	4,684	8,490	11,819	22,111

Income before income taxes	108,996	114,358	322,134	331,800
Income taxes	20,538	23,375	62,757	66,376

Net income(1)	$88,458	$90,983	$259,377	$265,424

Basic earnings per share	$0.63	$0.65	$1.85	$1.89
Diluted earnings per share	$0.63	$0.64	$1.83	$1.86
Non-GAAP diluted earnings per share(1)	$0.68	$0.65	$1.95	$1.90
Basic shares outstanding	140,187	140,792	140,140	140,341
Diluted shares outstanding	141,040	142,813	141,399	142,614

(1)	See the reconciliation of non-GAAP financial measures in the table at the end of the press release.

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited - In thousands)

	March 31	June 30,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$718,495	$717,249
Accounts receivable, net	358,171	362,568
Inventories	232,930	246,859
Prepayments and other current assets	90,498	81,168

Total current assets	1,400,094	1,407,844

Property, plant and equipment, net	386,771	387,758
Goodwill and other intangible assets, net	572,900	311,403
Deferred income taxes and other non-current assets	84,845	74,769

Total non-current assets	1,044,516	773,930

Total assets	$2,444,610	$2,181,774

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$77,642	$81,112
Accrued expenses	152,403	132,976
Deferred revenue	38,481	36,097
Income taxes payable	17,982	16,278

Total current liabilities	286,508	266,463

Non-current liabilities:
Deferred income taxes	8,297	6,372
Deferred revenue	36,509	19,284
Income taxes payable	1,754	1,754
Other long term liabilities	2,522	—
Long-term debt	435,609	300,594

Total non-current liabilities	484,691	328,004

Total liabilities	771,199	594,467

STOCKHOLDERS’ EQUITY:
Common stock	561	562
Additional paid-in capital	1,290,929	1,228,795
Retained earnings	2,109,371	1,976,020
Treasury stock	(1,546,611)	(1,444,554)
Accumulated other comprehensive income	(180,839)	(173,516)

Total stockholders’ equity	$1,673,411	$1,587,307

Total liabilities and stockholders’ equity	$2,444,610	$2,181,774

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited - In thousands)

	Nine Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net income	$259,377	$265,424
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	59,827	55,310
Impairment of long-lived asset	2,815	—
Gain on disposal of business	—	(709)
Stock-based compensation costs	34,779	34,802
Excess tax benefit from stock-based compensation arrangements	(13,312)	(20,738)
Impairment of cost method investment	750	—
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	2,798	(14,814)
Inventories, net	26,012	(80,793)
Prepaid expenses, net deferred income taxes and other current assets	99	(3,487)
Accounts payable, accrued expenses and other liabilities	18,516	48,484

Net cash provided by operating activities	391,661	283,479

Cash flows from investing activities:
Purchases of property, plant and equipment	(44,133)	(50,266)
Patent registration costs	(6,891)	(7,109)
Business acquisitions, net of cash acquired	(242,645)	(26,956)
Investments in cost-method investments	(8,215)	(10,500)
Proceeds from sale of business	—	468
Payments on maturity of foreign currency contracts	(5,711)	(25,232)

Net cash used in investing activities	(307,595)	(119,595)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	16,937	23,176
Excess tax benefit from stock-based compensation arrangements	13,312	20,738
Purchases of treasury stock	(102,058)	(103,295)
Payment of business combination contingent consideration	(1,228)	(458)
Proceeds from borrowings, net of borrowing costs	310,000	160,000
Repayment of borrowings	(193,092)	(1,527)
Dividends paid	(126,026)	(117,862)

Net cash (used in) / provided by financing activities	(82,155)	(19,228)

Effect of exchange rate changes on cash	(665)	(184,061)

Net increase / (decrease) in cash and cash equivalents	1,246	(39,405)
Cash and cash equivalents at beginning of period	717,249	905,730

Cash and cash equivalents at end of period	$718,495	$866,325

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Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In US$ thousands, except share and per share data)

The measure, “non-GAAP income from operations” is reconciled with GAAP income from operations below:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
GAAP income from operations	$104,312	$105,868	$310,315	$309,689
SERVE-HF accrual release (A)	—	—	(2,402)	—
Restructuring expenses (A)	—	—	6,914	—
Acquisition expenses (A)	3,550	—	3,550	—
Amortization of acquired intangible assets (A)	4,558	2,203	11,294	6,558

Non-GAAP income from operations (excluding the impact of SERVE-HF accrual release, restructuring expenses, acquisition expenses and amortization of acquired intangible assets)	$112,420	$108,071	$329,671	$316,247

The measures “non-GAAP net income” and “non-GAAP diluted earnings per share” are reconciled with GAAP net income and GAAP diluted earnings per share in the table below:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
GAAP net income	$88,458	$90,983	$259,377	$265,424
SERVE-HF accrual release, net of tax (A)	—	—	(1,682)	—
Restructuring expenses, net of tax (A)	—	—	5,204	—
Acquisition expenses, net of tax (A)	3,550	—	3,550	—
Amortization of acquired intangible assets, net of tax (A)	3,416	1,643	8,572	4,951

Non-GAAP net income (A)	$95,424	$92,626	$275,021	$270,375

Diluted shares outstanding	141,040	142,813	141,399	142,614

GAAP diluted earnings per share	$0.63	$0.64	$1.83	$1.86

Non-GAAP diluted earnings per share (A)	$0.68	$0.65	$1.95	$1.90

(A)	ResMed excludes the impact of release of SERVE-HF accrual, restructuring expenses, acquisition-related expenses and amortization of acquired intangible assets from their evaluation of ongoing operations and believes investors benefit from excluding these charges to facilitate a more meaningful evaluation of current operating performance.

ResMed believes that non-GAAP diluted earnings per share, which exclude the impact of the SERVE-HF accrual release, restructuring expenses, acquisition-related expenses and amortization of acquired intangible assets, is an additional measure of performance investors can use to compare operating results between reporting periods.

ResMed uses non-GAAP information internally in planning, forecasting, and evaluating the results of operations in the current period and in comparing it to past periods. ResMed believes this information provides investors better insight in evaluating ResMed’s performance from core operations and provides consistent financial reporting. Our use of non-GAAP measures is intended to supplement, and not to replace, our presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because they do not include all the expenses that must be included under GAAP.

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